Exhibit 99.1

iSun Inc. Reports First Quarter 2023 Results

Q1 2023 revenues of $17.4 million, a 15% increase from Q1 2022, driven by increased demand and strong execution

Reaffirms expectations for total revenue of $95-100 million in 2023, a 24-31% increase over 2022

Williston, VT, May 15, 2023 --- iSun, Inc. (NASDAQ: ISUN) (the “Company,” or “iSun”), a leading solar energy and clean mobility infrastructure company with 50 years of experience accelerating the adoption of innovative electrical technologies, today announced financial results for the first quarter 2023.

Quarterly Highlights

■	Revenue of $17.4 million, up 15% from Q122, as commercial and industrial execution drives growth
■	Gross profit of $3.5 million, up 12% from Q122
■	Gross margin of 20.5%, down slightly from 21% in 2022’s first quarter
■	Operating expenses reduced by $2.7 million with focus on efficiency
■	Awarded $32.0 million in new solar and EV infrastructure contracts in 2023

Management Commentary

“Our momentum as we begin 2023 is strong, as evidenced by our 15% increase in revenues for the first quarter driven by commercial and industrial execution, as well as our $32.0 million in new contract wins,” said Jeffrey Peck, Chief Executive Officer of iSun. “Our business development teams are engaging with more potential customers, and their efforts are gaining us opportunities across the alternative energy spectrum. We are already seeing the results of our focus on higher efficiency this year, as our operating expenses declined by $2.7 million from last year’s first quarter. All these efforts provide us the confidence to reaffirm our annual revenue guidance for 2023, as we work diligently to implement and complete our many projects.”

First Quarter Results

iSun reported first quarter 2023 revenue of $17.4 million, up 15% from $15.1 million in the same period in 2022. Revenue growth for the first quarter of 2023 was driven primarily by the fulfillment of our residential backlog and multiple commercial and industrial projects receiving notice to proceed; total backlog was $178.8 million as of March 31, 2023. iSun also generated new future demand by adding $32.0 million in new business during the first quarter, primarily driven by strong demand in commercial and industrial services as well as for project origination and design services.

Divisional highlights as of March 31, 2023, include:

●	Residential division generated revenue of $6.9 million in the first quarter. Customer orders of approximately $17.9 million are expected to be completed within three to five months.
●	The commercial and industrial division, which were consolidated as of January 1, 2023, generated revenue of $10.3 million in the first quarter and the division has a contracted backlog of approximately $152.9 million expected to be completed within 10-18 months.
●	Utility and development division generated revenue of $0.2 million in the first quarter. The Utility division has a contracted backlog of approximately $8.0 million and 1.6 GW of projects currently under development expected to achieve NTP in 2023 and early 2024.

Gross profit in the first quarter was $3.5 million up 12% from $3.2 million in the first quarter of 2022. Gross margin for the quarter was 20.5%, down 50 basis points from 21.0% in the same period in 2022. Margin is expected to recover in Q2 consistent with the planned increase in residential implementations. As synergies among the company’s segments grow, gross margin is expected to continue to strengthen each year.

The operating loss in the first quarter was ($2.7) million, a 54% improvement compared to a loss of ($5.7) million in 2022’s first quarter, primarily reflecting the higher revenues and sharply lower operating expenses as part of the company’s efficiency focus. Non-cash depreciation and amortization expenses were $0.8 million in the first quarter of 2023, compared to $1.8 million in prior year period.

iSun reported a net loss of ($3.0) million, or ($0.19) per share, in the first quarter of 2023, compared to a net loss of ($2.9) million, or ($0.23) per share, in the same period in 2022. Adjusted EBITDA for the first quarter of 2023 was a loss of $1.5 million or $0.19 per share, compared to a loss of $0.1 million or $0.01 per share in 2022’s first quarter.

Outlook

iSun’s continuing success in winning new business, from solar projects to EV infrastructure and project origination and development services, along with its sizable and growing backlog, is expected to enable the company to produce total revenue of $95-100 million for the full year 2023, representing a 24-31% increase over total revenues of $76.5 million in 2022. With the early, positive results from its focus on efficiency, iSun also anticipates continued gross margin expansion and adjusted EBITDA profitability by the end of 2023.

Added Mr. Peck, “We remain confident that our full portfolio of capabilities positions us increasingly well to accelerate our growth in the evolving alternative energy sector, as demonstrated by our continued success in winning significant contracts with existing and new customers. Our platform delivers a much-needed suite of services that meets the needs of a variety of customers and our team brings the expertise to execute efficiently on our customers’ needs. Now that our country’s energy policy has been established for the next 10 years through the IRA legislation passed last summer, we expect those macroeconomic factors to help us scale our operations significantly in the next few years, and thus generate steadily higher revenue and reach operating profitability.”

First Quarter 2023 Conference Call Details

iSun will host a conference call today, (day), May 15, at 8:30 AM ET to review the Company’s financial results and discuss its operations and outlook. Participants can access the live conference call via telephone at 1-877-545-0523 (domestic) or 1-973-528-0016 (international), using conference ID 256159 or via webcast in the Investor Relations section of the iSun website at investors.isunenergy.com. An audio replay will be available through Monday, May 29, 2023, and can be accessed by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international), using conference code 48438. A webcast of the conference call will be available beginning approximately one hour after the call is completed at investors.isunenergy.com.

iSun, Inc.

Consolidated Balance Sheets

March 31, 2023 and 2022

(In thousands, except number of shares)

	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash	$7,195	$5,455
Accounts receivable, net of allowance	9,816	8,783
Contract assets	5,879	7,324
Inventory	2,748	2,536
Other current assets	1,787	1,625
Total current assets	27,425	25,723
Other Assets:
Property and equipment, net of accumulated depreciation	8,148	8,440
Operating lease right-of-use assets, net	6,796	6,960
Captive insurance investment	270	270
Intangible assets, net	13,638	14,038
Investments	12,020	12,020
Other assets	30	30
Total other assets	32,754	33,318
Total assets	$68,327	$67,481
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$14,943	$12,941
Accrued expenses	4,202	5,868
Operating lease liability	591	588
Contract liabilities	7,347	5,419
Current portion of deferred compensation	23	31
Current portion of long-term debt	6,321	5,374
Total current liabilities	33,427	30,221
Long-term liabilities:
Warrant liability	4	10
Operating lease liability, net of current portion	6,559	6,711
Other liabilities	3,010	3,026
Long-term debt, net of current portion	6,752	8,226
Total liabilities	49,752	48,194
Commitments and Contingencies (Note 8)
Stockholders’ equity:
Preferred stock - 0.0001 par value 1,000,000 shares authorized, 0 issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock – 0.0001 par value 49,000,000 shares authorized, 16,814,260 and 15,083,109 issued and outstanding as of March 31, 2023, and December 31, 2022, respectively	2	2
Additional paid-in capital	76,355	74,070
Accumulated deficit	(57,782)	(54,785)
Total Stockholders’ equity	18,575	19,287
Total liabilities and stockholders’ equity	$68,327	$67,481

The accompanying notes are an integral part of these consolidated financial statements.

iSun, Inc.

Consolidated Statements of Operations

For the Quarters Ended March 31, 2023 and 2022

(In thousands, except number of shares)

	Three Months ended
	March 31,
	2023	2022

Earned revenue	$17,359	$15,087
Cost of earned revenue	13,810	11,917
Income before operating expenses	3,549	3,170

Warehousing and other operating expenses	231	607
General and administrative expenses	4,849	5,270
Stock based compensation – general and administrative	373	1,244
Depreciation and amortization	750	1,752
Total operating expenses	6,203	8,873
Operating loss	(2,654)	(5,703)

Other income (expenses)
Gain on forgiveness of PPP Loan	-	2,592
Change in fair value of the warrant liability	6	63
Interest expense, net	(349)	(629)

Loss before income taxes	(2,997)	(3,677)
(Benefit) for income taxes	-	(772)

Net loss	$(2,997)	$(2,905)
Net loss per share of Common Stock - Basic and diluted	$(0.19)	$(0.23)

Weighted average shares of Common Stock - Basic and diluted	15,964,430	12,646,446

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures

Included in this presentation are discussions and reconciliations of earnings before interest, income tax and depreciation and amortization (“EBITDA”) and EBITDA adjusted for certain non-cash, non-recurring or non-core expenses (“Adjusted EBITDA”) to net loss in accordance with GAAP. Adjusted EBITDA excludes certain non-cash and other expenses, certain legal services costs, professional and consulting fees and expenses, and one-time Reverse Merger and Recapitalization expenses and certain adjustments. We believe that these non-GAAP measures illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures, particularly Adjusted EBITDA, to analyze our performance would have material limitations because such calculations are based on a subjective determination regarding the nature and classification of events and circumstances that investors may find significant. We compensate for these limitations by presenting both the GAAP and non-GAAP measures of our operating results. Although other companies may report measures entitled “Adjusted EBITDA” or similar in nature, numerous methods may exist for calculating a company’s Adjusted EBITDA or similar measures. As a result, the methods that we use to calculate Adjusted EBITDA may differ from the methods used by other companies to calculate their non-GAAP measures.

The reconciliations of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$(2,997)	$(2,905)
Depreciation and amortization	750	1,752
Interest expense	349	629
Stock based compensation	373	1,244
Change in fair value of warrant liability	(6)	(63)
Income tax (benefit)	-	(772)
EBITDA	(1,531)	(115)
Other costs(1)	-	10
Adjusted EBITDA	$(1,531)	$(105)

Weighted Average shares outstanding	15,964,430	12,646,446

Adjusted EBITDA per share	(0.10)	(0.01)

About iSun Inc.

Since 1972, iSun has accelerated the adoption of proven, life-improving innovations in electrification technology. iSun has been the trusted service provider to Fortune 500 companies for decades and has installed clean rooms, fiber optic cables, flight simulators, and over 600 megawatts of solar systems. The Company currently provides a comprehensive suite of solar services across residential, commercial, industrial & municipal, and utility scale projects and provides solar electric vehicle charging solutions for both grid-tied and battery backed solar EV charging systems. iSun believes that the transition to clean, renewable solar energy is the most important investment to make today and is focused on profitable growth opportunities. Please visit www.isunenergy.com for additional information.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

For more information contact:

Investor Relations

IR@isunenergy.com